As filed with the Securities and Exchange Commission on June 3, 2024
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY’S, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		13-3324058 (I.R.S. Employer Identification No.)
151 West 34th Street New York, New York 10001 (Address, including zip code, of principal executive offices)

MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Tracy M. Preston, Esq.
Chief Legal Officer and Secretary
Macy’s, Inc.
151 West 34th Street
New York, New York 10001
(212) 494-1621
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.             ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has filed with the Commission, are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 3, 2024, filed on March 22, 2024.

(b) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-13536) for the quarter ended May 4, 2024, filed on May 30, 2024.

(c) The Registrant’s Current Reports on Form 8-K (File No. 001-13536) filed on: February 27, 2024, March 1, 2024, April 10, 2024 and May 20, 2024.

(d)
The description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-13536), filed on December 12, 1994, as updated by the description of the Common Stock contained in Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 1, 2020, and any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference, unless specifically stated otherwise.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the Registrant’s Common Stock being registered hereunder has been passed upon by Tracy M. Preston, Chief Legal Officer and Secretary of the Registrant. Ms. Preston is a full-time employee of the Registrant, owns securities of the Registrant and is eligible to participate in various employee benefit plans of the Registrant, including the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan. As of the date of the filing of this Registration Statement, Ms. Preston held 66,138 unvested time-based restricted stock units.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the Registrant shall indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law or any other applicable law. Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.

The Registrant has also entered into indemnification agreements with its non-employee directors pursuant to which such persons are provided contractual indemnification rights in addition to the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify such persons to the fullest extent permitted by law against all expenses, judgments, fines, penalties and amounts paid in settlement of claims by reason of the fact that the person is or was a director, officer, employee, agent or fiduciary of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other entity, or anything done or not done by the person in any such capacity. These indemnification agreements also require the Registrant, if requested, to advance any expenses incurred by such persons in investigating or defending any claim as to which they could be indemnified.

The Registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-13536) filed on May 18, 2010).

4.2
Article Seventh of the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-13536) filed on May 24, 2011).

4.3	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-13536) filed on October 31, 2022).

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

99.1	Macy’s, Inc. 2024 Equity and Incentive Compensation Plan

107.1	Filing Fee Table

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 3rd day of June, 2024.

MACY’S, INC.

By: /s/ Tracy M. Preston
Tracy M. Preston
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Tony Spring	Chief Executive Officer (principal executive officer), Chairman of the Board and Director	June 3, 2024

* Adrian V. Mitchell	Executive Vice President, Chief Financial Officer and Chief Operating Officer (principal financial officer)	June 3, 2024

* Paul Griscom	Senior Vice President and Controller (principal accounting officer)	June 3, 2024

* Emilie Arel	Director	June 3, 2024

* Torrence N. Boone	Director	June 3, 2024

* Ashley Buchanan	Director	June 3, 2024

* Marie Chandoha	Director	June 3, 2024

* Naveen K. Chopra	Director	June 3, 2024

* Richard Clark	Director	June 3, 2024

* Deirdre P. Connelly	Director	June 3, 2024

* Jill Granoff	Director	June 3, 2024

* William H. Lenehan	Director	June 3, 2024

* Sara Levinson	Director	June 3, 2024

* Richard L. Markee	Director	June 3, 2024

* Douglas W. Sesler	Director	June 3, 2024

* Paul C. Varga	Director	June 3, 2024

* Tracey Zhen	Director	June 3, 2024

*    The undersigned, by signing her name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

Dated: June 3, 2024	By: /s/ Tracy M. Preston
Tracy M. Preston
Attorney-in-Fact